Exhibit 23.4

CONSENT OF GREENHILL & CO., LLC

We hereby consent to (i) the use of our opinion letter, dated February 4, 2011, to the Special Committee of the Board of Directors and the Board of Directors of Wesco Financial Corporation (“Wesco”) included as Annex B to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Berkshire Hathaway Inc. (“Berkshire”) relating to the proposed transaction involving Berkshire and Wesco, (ii) the references to such opinion in such proxy statement/prospectus under the captions “Summary Term Sheet—Opinion of Financial Advisor to Special Committee”, “Special Factors—Background of the Merger”, “Special Factors—Recommendation of the Special Committee and Wesco Board of Directors; Purpose and Reasons for the Merger; Fairness of the Merger”, “Special Factors—Opinion of Financial Advisor to Special Committee” and “Risk Factors”, and (iii) the filing of presentation materials prepared by us for the board of directors and/or the special committee of Wesco, dated November 10, 2010, November 29, 2010, December 16, 2010, December 20, 2010, January 4, 2011 and February 4, 2011, with the Securities and Exchange Commission. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

GREENHILL & CO., LLC

By:	/s/ Andrew K. Woeber
Name:	Andrew K. Woeber
Title:	Managing Director

New York, New York

May 11, 2011